UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐     Definitive Proxy Statement
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☑     Soliciting Material Pursuant to § 240.14a-12
PLATO Learning, Inc.

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Filed by Plato Learning, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Plato Learning, Inc.
Commission File No: 0-20842
All PLATO Employees:
Subject: PLATO Learning Announcement
Fellow Employees,
I wanted to take this opportunity to share exciting news with each of you. This morning we announced that we have signed a merger agreement with a private equity firm named Thoma Bravo that, if approved by shareholders, will result in PLATO Learning becoming a privately held company. I am very excited about this move for PLATO Learning. I believe this transaction will solidify PLATO’s position as the leading provider of educational technology solutions for individualized instruction and online courses.
What does this mean for PLATO?
We believe that the transaction will enable us to bring renewed and stronger focus to our business, our solutions, our customers and our employees. Thoma Bravo has an excellent reputation and a long history of partnering with existing management teams to build industry leading companies. Their goal is to work with us to build our company into the leading provider of online courses and individualized instruction. PLATO is supportive of the proposed transaction, as we believe it is a winning proposition that provides significant value for our shareholders, customers and employees.
Some specifics of the agreement:
Thoma Bravo has agreed to purchase PLATO for $5.60 per share, to be paid to shareholders upon closing, which is expected to occur during our third quarter of 2010. Once this transaction is complete, PLATO will become a privately-owned company. It is very important to note that Thoma Bravo is in the business of owning and investing in great companies, not operating them. We fully anticipate that we will continue to operate substantially as we do today.
About Thoma Bravo:
Thoma Bravo is a leading private equity firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 43 acquisitions across 13 platform companies with total annual earnings in excess of $600 million. PLATO will now be able to draw on the expertise and shared experiences of many sister companies within the Thoma Bravo portfolio.
Thoma Bravo’s strategy in the software industry is centered on their “buy and build” approach. They only partner with existing management teams that have the vision to be leaders in their industries and with companies that have the size and scale to be strong platform companies. They believe that PLATO is exactly that for the education technology space. Each of their software portfolio companies operates independently, and their management teams work in close partnership with Thoma Bravo to enhance organic growth and implement consolidation acquisition plans.
Thoma Bravo has a track record of success in identifying companies that can be used as a platform for further growth in an industry. Again, they have chosen PLATO as that independent platform company for education technology.
We are very excited about this opportunity and firmly believe this will allow us to focus on what we do best: Inspired Solutions for Teaching and Learning. Thoma Bravo will bring both additional capital and additional operational expertise to PLATO that will allow us to grow as the needs of our customers evolve.
You will receive a request for a 9a.m. all company meeting today to discuss this announcement in further detail and answer any questions you have.
Thank You,
Vin
Information regarding the solicitation of proxies
In connection with the proposed transaction, PLATO Learning will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of shareholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the shareholders of PLATO Learning in advance of the special meeting. Shareholders of PLATO Learning are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about PLATO Learning and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by PLATO Learning with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by PLATO Learning by contacting PLATO Learning Investor Relations by e-mail at investor.relations@plato.com or by phone at (952) 832-1000.
PLATO Learning and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from PLATO Learning shareholders in respect of the proposed transaction. Information about the directors and executive officers of PLATO Learning and their respective interests in PLATO Learning by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the PLATO Learning Investor Relations Web site at www.PLATO.com/investor-relations.aspx.